Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 2001 relating to the financial statements of ANSYS, Inc., which appears in the 2000 Annual Report to Shareholders of ANSYS, Inc., which is incorporated by reference in ANSYS Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 30, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
September 12, 2001